                                                                   EXHIBIT 99.3

GOLDMAN, SACHS & CO.         BANC OF AMERICA SECURITIES LLC

                               OFFER TO EXCHANGE

               1.046 SHARES OF COMMON STOCK OF THE LIMITED, INC.
        FOR EACH SHARE OF CLASS A COMMON STOCK OF INTIMATE BRANDS, INC.

           THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
     NEW YORK CITY TIME, ON MARCH 11, 2002, UNLESS THE OFFER IS EXTENDED.

                                                               February 5, 2002

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   We refer to the enclosed Prospectus dated February 5, 2002 (the "Prospectus"), of The Limited, Inc. ("The Limited"), which together with any amendment and supplement thereto and the related Letter of Transmittal (the "Letter of Transmittal") constitute the offer (the "Offer") of Intimate Brands Holding Co., Inc., a wholly-owned subsidiary of The Limited ("IBI Holdings"), to exchange 1.046 shares of the common stock, par value $.50 per share, of The Limited ("Limited Common Stock"), for each outstanding share of Class A common stock, par value $.01 per share, of Intimate Brands, Inc. ("IBI Common Stock") that is validly tendered on or prior to the Expiration Date and not properly withdrawn, upon the terms and subject to the conditions set forth in the Prospectus and in the related Letter of Transmittal. See "Summary" and "The Offer" in the Prospectus. Capitalized terms used herein have the same meanings as in the Prospectus.

   We have been appointed by The Limited to act as the Dealer Managers in connection with the Offer. Your attention is directed to the Prospectus, which should be read by you in its entirety.

   The Offer and withdrawal rights will expire at 5:00 p.m., New York City time, on March 11, 2002 (the "Expiration Date"), unless extended in accordance with applicable law and the terms of the Offer, in which event the term "Expiration Date" shall mean the latest time and date to which the Offer, as extended, shall expire.

   The Offer is subject to several conditions described in the Prospectus, which you should review in detail. See "Conditions of the Offer" in the Prospectus.

   For your information and for forwarding to your clients for whom you hold shares of IBI Common Stock registered in your name or in the name of your nominee or who hold shares of IBI Common Stock registered in their own names, we are enclosing the following documents:

   1. The Prospectus;

   2. The Letter of Transmittal, including the Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9, for your use and for the information of your clients;

   3. A letter that may be sent to your clients for whose account you hold shares of IBI Common Stock registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

   4. A Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for shares of IBI Common Stock are not immediately available, the procedure for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach EquiServe Trust Company, N.A., the Exchange Agent, prior to the Expiration Date; and

   5. A return envelope addressed to the Exchange Agent.

   YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 11, 2002, UNLESS EXTENDED BY THE LIMITED AS PROVIDED IN THE PROSPECTUS.

   Except as otherwise provided in the Prospectus and the related Letter of Transmittal, tenders are irrevocable.

   Neither The Limited nor IBI Holdings will pay any fees or commissions to any broker or dealer or any other person (other than the Dealer Managers, the Information Agent and the Exchange Agent as described in "Fees and Expenses" in the Prospectus) for soliciting tenders of shares of IBI Common Stock pursuant to the Offer. IBI Holdings will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding any of the enclosed materials to your customers. IBI Holdings will pay all stock transfer taxes, if any, payable on the transfer to it of shares of IBI Common Stock and the transfer to tendering stockholders of shares of Limited Common Stock pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

   To participate in the Offer, certificate(s) for shares of IBI Common Stock or a confirmation of any book-entry transfer into the Exchange Agent's account at the DTC of shares of IBI Common Stock tendered electronically, as well as a properly completed and duly executed Letter of Transmittal and any required signature guarantees, or an Agent's Message in connection with a book-entry transfer of shares, and any other documents required by the Letter of Transmittal must be received by the Exchange Agent as indicated in the Letter of Transmittal and the Prospectus prior to the Expiration Date.

   Holders whose stock certificate(s) representing shares of IBI Common Stock are not immediately available or who cannot complete the procedure for delivery by book-entry transfer on a timely basis or who cannot deliver their certificate(s) and all other required documents to the Exchange Agent prior to the Expiration Date may tender their shares of IBI Common Stock pursuant to the guaranteed delivery procedure set forth in the Prospectus under "The Offer--Guaranteed Delivery".

   Any inquiries you may have with respect to the Offer should be addressed to the Dealer Managers or the Information Agent at their respective addresses and telephone numbers set forth on the back cover of the Prospectus. Additional copies of the enclosed material may also be obtained from Goldman, Sachs & Co., telephone no. (800) 323-5678, Banc of America Securities LLC, telephone no.
(888) 521-4492, or the Information Agent, D.F. King & Co., Inc., telephone no.
(800) 628-8532.

                                          Very truly yours,

                                          GOLDMAN, SACHS & CO.
                                          BANC OF AMERICA SECURITIES LLC

   NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE LIMITED, IBI HOLDINGS, THE EXCHANGE AGENT, THE INFORMATION AGENT, THE DEALER MANAGERS, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER, OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.

                                      2